EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Fourth Quarter and Year End 2010 Financial Results

SPOKANE, Wash., Feb. 11, 2011 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT) President and CEO Randall L. Fewel, today announced a 4th Quarter net loss for the Company of $608 thousand compared to a net loss of $1.7 million for the 4th Quarter of 2009. He also reported net income of $267 thousand for the twelve months ending December 31, 2010 compared to a loss of $3.9 million for all of 2009. The fourth quarter results include a provision for loan losses of $900 thousand and the results for the year include a loan loss provision of $3.0 million, compared to loan loss provisions in 2009 of $2.0 million and $7.3 million for the fourth quarter and full year, respectively.

Fourth Quarter and Year-End Results

After accrual of dividends on preferred stock and related accretion adjustments totaling $169 thousand, earnings per fully diluted share attributable to the Company's common shareholders for the fourth quarter in 2010 were a loss of $0.20 per share, compared to a loss of $0.72 per share for the fourth quarter of 2009.

For the full-year 2010, after accrual of dividends on preferred stock and related accretion adjustments totaling $677 thousand, earnings per fully diluted share attributable to the Company's common shareholders for the year were $0.10 per share, compared to a loss of $1.63 per share in 2009.

Total assets for the Company were $394.6 million as of December 31, 2010, an increase of $873 thousand, or 0.2%, compared to total assets of $393.7 million as of December 31, 2009.

The Company is the parent company of Inland Northwest Bank (the "Bank" or "INB"). The Bank reported Net Income for 2010 of $1.4 million compared to a loss of $2.8 million for 2009. "During the year," Fewel stated, "INB was highly successful in continuing to deleverage overall risk in the balance sheet, reducing net loan balances by $39.7 million, or 12.6%, compared to the prior year end and increasing core deposits by $48.6 million, or 29.5%."

Mr. Fewel commented, "Although we are disappointed in the fourth quarter loss, we are nevertheless pleased that it reflects a $1.1 million improvement for the Company when compared to the loss in the fourth quarter of 2009. More importantly, the Company earned a profit for the year of $267 thousand, which is a $4.1 million improvement over the loss for the year ended December 2009."

"This past year reflects solid performance throughout the Company as a result of our strong customer relationships and our dedicated team of bankers who continued to work through credit quality issues while delivering exceptional service and quality products on a consistent basis," Fewel said.

"As credit quality continues to improve," Fewel said, "loan losses are expected to decline, which should in turn reduce the need to set aside large amounts in the loan loss reserve." Loan losses, or net charge-offs, for the Bank were $3.1 million in 2010 compared to $5.0 million in 2009. The Bank's Allowance for Loan and Lease Losses (the "ALLL") stood at $6.9 million at year end, compared to $7.1 million at the end of 2009. However, due to the 12.6% drop in loan totals, the ALLL as a percent of the loan portfolio increased from 2.20% at the end of 2009 to 2.45% at the end of 2010.

Total Revenue

"I am pleased with how we have been able to continue to grow revenues," Fewel commented. Total revenue, defined as net interest income plus non-interest income, excluding non-recurring items, was $18.3 million in 2010 for the Bank, compared to $17.1 million in 2009. This represents a $1.2 million, or 6.8%, increase in total revenue. This is after a $1.6 million or 10.1% increase in total revenue the previous year. "I believe gross revenue is an important measure of not only the health of a bank," Fewel said, "but also the value of a bank's franchise. INB has demonstrated an outstanding five year trend in this important metric."

Core Earnings

Fewel pointed out that "Core earnings for the Bank in 2010 were $5.5 million compared to $4.4 million in 2009. This represents a 25.3% improvement in our core business and exceeds by $700 thousand our previous record for core earnings achieved in 2006." Core earnings are defined as pre-tax earnings, before loan loss provisions, gains or losses on the sale of foreclosed real estate, gains or losses on the sale of securities, and any other non-core or non-recurring income or expense items.

Net Interest Margin

The Bank's net interest margin (the "NIM") as a percent of average assets improved by 0.22% in 2010, going from 3.55% in 2009 to 3.77%. "We were able to lower our interest expense in 2010 at a much faster rate than the decline in interest income," Fewel said. "However, we do not believe that this decrease will be sustainable in 2011 if we start to see interest rates rise."

Non-interest Income

Non-interest income as a percent of average assets improved to 1.04% for the Bank in 2010, up from 0.80% in 2009. Fewel commented that "Much of the improvement was due to brisk refinancing activity in our Mortgage Department, which posted solid results for 2010. We anticipate that refinancing activity may decline as we begin to see long-term rates increase and, until the economy gets appreciably better, we do not expect home purchases to be able to make up the difference."

Non-interest Expense

The Bank's non-interest expense increased from 3.41% of average assets in 2009 to 3.58% in 2010. However, approximately 0.33% of this is due to write-downs on foreclosed real estate, net of gains and losses on sales. In the previous year, this component accounted for 0.20% of the non-interest expense number, so almost all of the increase was in the area of write-downs on foreclosed real estate. Fewel commented that "This is largely due to one property. The appraisal on the property came in at $2.5 million in February 2009. The same appraisal company appraised the property for $950 thousand in November 2010 -- just 21 months later. This caused us to write the real estate down on our books in December from $1.6 million to $725 thousand, which was the primary reason for the fourth quarter loss. This is a stark illustration of what has happened to some real estate values during this Great Recession."   Fewel went on to say that write-downs necessitated by updated appraisals on the rest of the Bank's foreclosed real estate were taken in 2010. "That is no guarantee, however," Fewel said, "that additional write downs will not be required if values continue to fall. I am hopeful, though, that the real estate market has reached bottom, and values will slowly start to improve."

An important component of non-interest expense is the cost associated with achieving resolutions on problem loans and loss mitigation on those loans and on foreclosed real estate. Fewel expects these costs to remain elevated well into 2012.

Non-performing Assets

The Bank's non-performing assets ("NPAs"), or loans that are no longer accruing interest, together with foreclosed real estate and other assets in process of liquidation, ended 2010 at $16.7 million. This is an increase of $1.1 million, or 7.3% over the third quarter, and is $1.3 million, or 8.6%, higher than year end 2009. Fewel commented that "During 2010, we were successful in eliminating 58% of the NPAs that were on our books at the end of 2009. Unfortunately, that was more than off-set by additional loans that became classified as NPAs during the year, so the totals did not decrease. We believe, however, that in 2011 we will see a slowdown in the migration of loans to NPA status due to recent declines in delinquency rates. Furthermore, we added two employees to our Special Assets Department in the second half of 2010, which we expect will accelerate the process of eliminating NPAs from our books."

Core Deposits

Core deposits grew by $48.6 million, or 29.5%, in 2010, following core deposit growth of $35.2 million in 2009. Core deposits were $213.3 million at year end 2010, up from $164.7 million at the end of the previous year. "We are extremely proud of the job we have done during the last three years in generating core deposits," Fewel said, "and believe that this success is due to the significant upgrade the Bank has made in its branch network, our very focused emphasis on providing outstanding customer service, and offering checking products that differentiate INB from the competition and give the customers what they have been asking for." Fewel went on to say "This success in generating core deposits has greatly enhanced the Bank's liquidity and has enabled us to reduce our level of brokered certificates of deposit." Core deposits are defined as all deposits except certificates of deposit, while brokered deposits generally refer to deposits acquired from brokers from outside the Bank's existing market base.

Capital Position

Holly Poquette, the Chief Financial Officer for the Company and the Bank, reported that "All of the Bank's capital ratios improved in 2010 and they all continue to be above the regulatory levels required to be considered well-capitalized." The Bank's Leverage Capital was 10.1% at year end, up from 9.5% at the previous year end. The Bank's Tier 1 Risk Based Capital Ratio was 12.4% at the end of 2010 compared to 10.7% at the end of 2009. And the Bank's Total Risk Based Capital Ratio was 13.6% at the end of 2010 versus 11.9% at the end of the previous year. The regulatory requirements for those three ratios to be considered well-capitalized are 5.0%, 6.0%, and 10.0%, respectively.

Forward-Looking Statements

This report contains forward-looking statements, which are not historical facts and pertain to the Company's future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words "expects," "'anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. These risks and other factors are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Item 1A. Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as updated periodically in the Company's filings with the Securities and Exchange Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 462-3600

         Holly Poquette
         Chief Financial Officer
         (509) 456-8888